Preliminary Structural and Collateral Term Sheet $970,000,000 (approximate) of Senior Certificates
J.P. Alternative Loan Trust 2006-S1 Mortgage Pass-Through Certificates, Series 2006-S1 01/31/2006
Features of the Transaction		Preliminary Mortgage Pool(s) Data - 30 Year Conforming (Group 1)
			Pool 1	Pool 1	Pool 1	Pool 1
- Offering consists of approximately 970mm of Senior Certificates			Aggregate	SubGroup1	SubGroup2	SubGroup3
expected to be rated AAA by at least 2 of the Rating Agencies;		Collateral Type	30Yr	5.5% Pass-Thru	6.0% Pass-Thru	6.5% Pass-Thru
S&P, Moody's, Fitch, DBRS		Outstanding Principal Balance	417,337,809	77,089,772	262,315,306	77,660,242
- The Amount of Senior Certificates is approximate and may vary.		Number of Mortgage Loans	2024
- Multiple groups of Mortgage Loans will collateralize the transaction.		Average Original Balance	206,811	217,138	206,282	200,043
- Pools 1 & 2 will collateralize Group 1 with one set of Subordinate Certificates		Weighted Average Gross Coupon	6.247%	5.902%	6.285%	6.465%
- Pool 3 will collateralize Group 2 with one set of Subordinate		Weighted Average Maturity	356	356	356	356
Certificates, Over-Collateralization and Excess Spread.		Weighted Average Seasoning	4	4	4	3
		Weighted Average Loan-to-Value	73%	69%	73%	75%
		Weighted Average FICO Score	715	725	714	709
		Geographic Distribution	CA(19%),NY(9%)	CA(25%),NY(14%)	CA(18%),NY(9%)	CA(14%),FL(11%)
		Owner Occupied	88%	87%	89%	88%
		Purpose-Cash Out	37%	41%	37%	33%
		Interest Only	25%	16%	27%	30%
		Primary Servicer	Chase Mortgage(64%)
		Other Servicers	Suntrust(27%),Cendant Mortgage(9%)

Key Terms		Preliminary Mortgage Pool(s) Data - 15 Year (Group 1)
Issuer:	J.P. Alternative Loan Trust		Pool 2	Pool 2	Pool 2	Pool 2
Underwriter :	J.P.Morgan Securities, Inc.		Aggregate	SubGroup1	SubGroup2	SubGroup3
Depositor :	J.P.Morgan Acceptance Corp. I	Collateral Type	15Yr	5.0% Pass-Thru	5.5.% Pass-Thru	6.0% Pass-Thru
Master Servicer:	Wells Fargo	Outstanding Principal Balance	111,716,892	12,639,814	53,665,877	45,317,396
Trustee:	Wachovia Bank	Number of Mortgage Loans	303
Type of Issuance:	Public	Average Original Balance	372,340	389,156	385,542	393,991
	Yes, Subject to Recoverability.	Weighted Average Gross Coupon	5.907%	5.365%	5.768%	6.226%
Servicer Advancing:	Paid, But Capped.	Weighted Average Maturity	175	173	175	3
Compensating Interest:	5% clean-up call (Group 1)	Weighted Average Seasoning	4	4	4	176
Clean-Up Call / Optional Termination:	10% clean-up call (Group 2)	Weighted Average Loan-to-Value	63%	62%	62%	64%
Legal Investment:	The Senior Certificates are	Weighted Average FICO Score	707	699	708	708
	SMEEA Eligible at Settlement.	Geographic Distribution	CA(25%),FL(11%)	CA(21%),NY(18%)	CA(29%),FL(9%)	CA(21%),FL(15%)
ERISA Eligible:	The Senior Certificates are	Owner Occupied	79%	91%	84%	70%
	ERISA eligible subject to limitations	Purpose-Cash Out	56%	57%	60%	50%
	set forth in the final prospectus supplement.	Interest Only	2%	3%	2%	1%
Tax Treatment:	REMIC	Primary Servicer	Suntrust(67%)
Structure:	Senior/Subordinate w/ Shifting Interest and Subordinate Certificate Prepayment Lockout	Other Servicers	Cendant Mortgage(30%),Chase Mortgage(3%)
Expected AAA Subordination:	Group 1 5.00% +/- .50%
	Group 2 7.25% +/- 1.00%
Rating Agencies:	At least 2 of 4; Moody's, S&P, Fitch, Dominion
Registration:	Senior Certificates - DTC

Time Table (approximate)		JPMSI Whole Loan Trading Desk
Expected Settlement	2/28/06
Cut-Off Date	2/1/06		John Horner
First Distribution Date	3/25/06		Dan Lonski
Distribution Date	25th or Next Business Day		Eric Norquist	212-834-2499
			Ruslan Margolin
			Marc Simpson

Preliminary Structural and Collateral Term Sheet $970,000,000 (approximate) of Senior Certificates
J.P. Alternative Loan Trust 2006-S1 Mortgage Pass-Through Certificates, Series 2006-S1
Features of the Transaction		Preliminary Mortgage Pool(s) Data - 30 Year ALTA(Group 2)
Pool 3
- Offering consists of approximately 970mm of Senior Certificates			Aggregate
expected to be rated AAA by at least 2 of the Rating Agencies;		Collateral Type	30Yr
S&P, Moody's, Fitch, DBRS		Outstanding Principal Balance	496,672,362
- The Amount of Senior Certificates is approximate and may vary.		Number of Mortgage Loans	2419
- Multiple groups of Mortgage Loans will collateralize the transaction.		Average Original Balance	205,792
- Pools 1 & 2 will collateralize Group 1 with one set of Subordinate Certificates		Weighted Average Gross Coupon	6.953%
- Pool 3 will collateralize Group 2 with one set of Subordinate		Weighted Average Maturity	357
Certificates, Over-Collateralization and Excess Spread.		Weighted Average Seasoning	3
		Weighted Average Loan-to-Value	78%
		Weighted Average FICO Score	701
		Geographic Distribution	FL(16%),CA(13%)
		Owner Occupied	72%
		Purpose-Cash Out	24%
		Interest Only	43%
		Primary Servicer	Suntrust(47%)
		Other Servicers	Chase Mortgage(33%),Cendant Mortgage(20%)

Key Terms
Issuer:	J.P. Alternative Loan Trust
Underwriter :	J.P.Morgan Securities, Inc.
Depositor :	J.P.Morgan Acceptance Corp. I
Master Servicer:	Wells Fargo
Trustee:	Wachovia Bank
Type of Issuance:	Public
Yes, Subject to Recoverability.
Servicer Advancing:	Paid, But Capped.
Compensating Interest:	5% clean-up call (Group 1)
Clean-Up Call / Optional Termination:	10% clean-up call (Group 2)
Legal Investment:	The Senior Certificates are
SMEEA Eligible at Settlement.
ERISA Eligible:	The Senior Certificates are
ERISA eligible subject to limitations
set forth in the final prospectus supplement.
Tax Treatment:	REMIC
Structure:	Senior/Subordinate w/ Shifting Interest and Subordinate Certificate Prepayment Lockout
Expected AAA Subordination:	Group 1 5.00% +/- .50%
Group 2 7.25% +/- 1.00%
Rating Agencies:	At least 2 of 4; Moody's, S&P, Fitch, Dominion
Registration:	Senior Certificates - DTC

Time Table (approximate)		JPMSI Whole Loan Trading Desk
Expected Settlement	2/28/06
Cut-Off Date	2/1/06		John Horner
First Distribution Date	3/25/06		Dan Lonski
Distribution Date	25th or Next Business Day		Eric Norquist	212-834-2499
Ruslan Margolin
Marc Simpson

JP Morgan Securities Inc.

JP Morgan Securities Inc.			Deal Summary Report					jpalt06s1_term
		Assumptions					Collateral
Settlement	31-Jan-2006	Prepay		0 CPR			Balance	WAC	WAM	Age	WAL	Dur
1st Pay Date	25-Feb-2006	Default		0 CDR
		Recovery	0	months			Grp 1 $417,317,553.54	6.24682	356	4	19.802	0.000
		Severity		0%			Grp 2 $112,018,287.58	5.90715	175	4	8.424	0.000
Tranche	Balance	Coupon	Principal	Avg	Dur	Yield	Spread Bench Price	$@1bp	Accrued	NetNet	Dated	Notes
Name			Window	Life			bp %		Int(M)	(MM)	Date
PO1	272,540.62	0.00000	02/06 - 11/35	18.783							01-Jan-06	XRS_PO
WAC_IO1	0.00	0.00000	NA	0.069							01-Jan-06	NTL_IO
SNR1_1	73,206,245.81	5.50000	02/06 - 11/35	19.368							01-Jan-06	FIX
SUBS	26,448,459.66	5.92575	02/06 - 11/35	17.395							01-Jan-06	WAC
SNR1_2	249,198,207.39	6.00000	02/06 - 09/35	19.866							01-Jan-06	FIX
SNR1_3	73,788,309.07	6.50000	02/06 - 09/35	20.022							01-Jan-06	FIX
PO2	94,107.38	0.00000	02/06 - 10/20	8.186							01-Jan-06	XRS_PO
WAC_IO2	1,080,289.09	5.50000	02/06 - 11/20	8.610							01-Jan-06	NTL_IO
SNR2_1	12,042,270.26	5.00000	02/06 - 10/20	8.289							01-Jan-06	FIX
SNR2_2	51,118,747.59	5.50000	02/06 - 10/20	8.394							01-Jan-06	FIX
SNR2_3	43,166,953.33	6.00000	02/06 - 11/20	8.498							01-Jan-06	FIX
Yield Curve		Swap Curve
Mat 6MO 2YR 3YR 5YR 10YR 30YR		1YR 2YR 3YR 4YR 5YR 6YR 7YR 8YR 9YR 10YR 15YR
Yld 4.555 4.515 4.478 4.464 4.533 4.704		4.880 4.943 4.938 4.956 4.984 5.001 5.019 5.036 5.052 5.066 5.143

The depositor has filed a registration statement (including a prospectus) with the SEC SEC File No. for JPMAC: 333-127020 for the offering to which this communication relates. Be prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer and this offering. You may get t on the SEC Web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request (collect call) or by emailing Thomas Panagis at thomas.m.panagis@jpmorgan.com.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this fre prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This free writing prospect solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectu your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the secur The information contained in this communication is subject to change, completion or amendment from time to time. You should consult your own counsel, accountant and other adv financial and related aspects of a purchase of these securities.

The attached information may contain certain tables and other statistical analyses (the "Computational Materials") that have been prepared in reliance upon information furnished by used numerous assumptions which may or may not be reflected herein. As such, no assurance can be given as to the appropriateness of the Computational Materials for any partic Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance. These Computational Materials should n predictions. The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preparing the Computational Materials. Neither JPMorgan nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments or losses on any or yield on the securities.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY JPMORGAN AND NOT BY THE DEPOSITOR OR ANY OF ITS AFFILIATES (OTHER THAN JPMORGAN). JPMORGAN WITH THE OFFERING TO WHICH THIS COMMUNICATION RELATES.

Copyright 2005 JPMorgan Chase & Co. All rights reserved. J.P. Morgan Securities Inc. (JPMSI), member NYSE and SIPC. JPMorgan is the marketing name used by the specific materials. Clients should contact analysts and execute transactions through a JPMorgan Chase & Co. subsidiary or affiliate in their home jurisdiction unless governing law permits o

JP Morgan Securities Inc.

JP Morgan Securities Inc.			Deal Summary Report					jpalt06s1_term
		Assumptions					Collateral
Settlement	28-Feb-2006	Prepay		100 CPR			Balance	WAC	WAM	Age	WAL	Dur
1st Pay Date	25-Mar-2006	Default		0 CDR			$497,280,964.84	6.954	357	3	3.402	2.572
		Recovery	0	months
		Severity		0%
Tranche	Balance	Coupon	Principal	Avg	Dur	Yield	Spread Bench Price	$@1bp	Accrued	NetNet	Dated	Notes
Name			Window	Life			bp %		Int(M)	(MM)	Date
3A5	46,122,800.00	5.633	04/09	- 12/13							01-Feb-06	FIX
3A1	234,746,500.00	4.680	03/06	- 05/08							28-Feb-06	FLT
3A2	94,000,700.00	4.820	~05/08	- 04/10							28-Feb-06	FLT
3A3	58,967,200.00	5.825	~04/10	- 12/13							01-Feb-06	FIX
3A4	27,390,800.00	6.092	12/13	- 12/13							01-Feb-06	FIX
3M1	13,675,200.00	5.726	03/09	- 12/13							01-Feb-06	FIX
3M2	9,945,600.00	6.221	03/09	- 12/13							01-Feb-06	FIX
3B1	6,216,000.00	6.450	03/09	- 12/13							01-Feb-06	FIX
3B2	2,486,400.00	6.450	03/09	- 08/11							01-Feb-06	FIX

Yield Curve		Swap Curve
Mat 6MO 2YR 3YR 5YR 10YR		1YR 2YR 3YR 4YR 5YR 7YR 10YR
Yld 4.574 4.516 4.472 4.459 4.538		4.943 4.9175 4.9135 4.9325 4.9595 4.997 5.049

The depositor has filed a registration statement (including a prospectus) with the SEC SEC File No. for JPMAC: 333-127020 for the offering to which this communication relates. Be prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer and this offering. You may get t on the SEC Web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request (collect call) or by emailing Thomas Panagis at thomas.m.panagis@jpmorgan.com.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this fre prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This free writing prospect solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectu your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the secur The information contained in this communication is subject to change, completion or amendment from time to time. You should consult your own counsel, accountant and other adv financial and related aspects of a purchase of these securities.

The attached information may contain certain tables and other statistical analyses (the "Computational Materials") that have been prepared in reliance upon information furnished by used numerous assumptions which may or may not be reflected herein. As such, no assurance can be given as to the appropriateness of the Computational Materials for any partic Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance. These Computational Materials should n predictions. The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preparing the Computational Materials. Neither JPMorgan nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments or losses on any or yield on the securities.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY JPMORGAN AND NOT BY THE DEPOSITOR OR ANY OF ITS AFFILIATES (OTHER THAN JPMORGAN). JPMORGAN WITH THE OFFERING TO WHICH THIS COMMUNICATION RELATES.

Copyright 2005 JPMorgan Chase & Co. All rights reserved. J.P. Morgan Securities Inc. (JPMSI), member NYSE and SIPC. JPMorgan is the marketing name used by the specific materials. Clients should contact analysts and execute transactions through a JPMorgan Chase & Co. subsidiary or affiliate in their home jurisdiction unless governing law permits o